Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of July 18, 2023 (the “Effective Date”), is by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and together, the “Elliott Parties”), and Constellation Brands, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Elliott Parties have engaged in certain discussions concerning the Company;

WHEREAS, the Company and the Elliott Parties desire to enter into an agreement regarding the appointment of certain new independent directors to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Company and an affiliate of the Elliott Parties are entering into an information sharing agreement (the “Information Sharing Agreement”) to enable the Company to share confidential information regarding certain upcoming Company announcements, including an investor day to be announced by the Company in accordance with the terms hereof (the “Investor Day”).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Elliott Parties and the Company agree as follows:

1. Board of Directors.

(a) New Independent Directors. Within one (1) business day (as defined below) following the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to increase the size of the Board by two (2) and appoint William T. Giles and Luca Zaramella (collectively, the “New Directors”) as members of the Board with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”).

(b) New Director Agreements, Arrangements and Understandings. Each of the Elliott Parties represents, warrants, and agrees that neither it nor any of its Affiliates (as defined below) (i) has paid or will pay any compensation to any of the New Directors in connection with such person’s service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement or understanding, written or oral, with any of the New Directors regarding such person’s service on the Board or any committee thereof.

(c) Replacement New Directors. If any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the 2024 Annual Meeting, and at such time the Elliott Parties beneficially own a “net long position” of, or have aggregate net long economic exposure to, at least 1.0% of the then outstanding Common Stock (as defined below), the Company and the Elliott Parties shall cooperate in good faith to select, and the Company shall appoint, as promptly as practicable, a substitute Qualified Director mutually agreeable to the Company and the Elliott Parties (such person, a “Replacement New Director”), to serve as a director of the Company for the remainder of the applicable New Director’s term. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement.

(d) Replacement New Director Information. As a condition to any Replacement New Director’s appointment to the Board, such person shall have promptly provided to the Company (i) any consents and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires, beverage alcohol licensure questionnaires and other customary onboarding and/or nomination documentation and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such person is elected at any Company meeting of stockholders, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company and its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, including compliance with beverage alcohol regulatory requirements and (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company (including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including an executed consent to such background check) and the execution of any documents required by the Company of non-management directors of the Company to assure compliance with Company Policies (as defined below).

(e) Company Policies. The parties acknowledge that each New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees and acknowledges that no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with the Elliott Parties or their Representatives (as defined below), subject to such director’s observance of standard confidentiality obligations and fiduciary duties to the Company.

(f) Board Size. The Company agrees that from the Effective Date until the 2024 Annual Meeting, the size of the Board shall be no greater than thirteen (13) members; provided that the Board, in its sole discretion, may increase the size of the Board to fourteen (14) members in order to appoint one (1) new director who (x) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors and (y) is a current or former chief executive officer of a publicly-traded company.

(g) Investor Day Announcement. On or prior to December 31, 2023, the Company shall hold the Investor Day, consistent with the Press Release.

(h) Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement (including Section 2) by any Elliott Party upon five (5) business days’ written notice by the Company to the Elliott Parties if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2. Cooperation.

(a) Non-Disparagement. Each of the Elliott Parties and the Company agrees that, from the execution of this Agreement until the earlier of (x) the conclusion of the 2024 Annual Meeting and (y) July 31, 2024 (such period, the “Cooperation Period”), the Company and each Elliott Party shall refrain from making, and shall cause its respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by any of the Elliott Parties or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the Elliott Parties and their respective Affiliates or any of their respective current or former Covered Persons, in each case including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (x) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among the Elliott Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand.

(b) Voting. During the Cooperation Period, each Elliott Party will cause all of the Common Stock that such Elliott Party or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at the 2024 Annual Meeting or, if applicable, any other meeting or action by written consent of stockholders of the Company held during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action; provided, however, that the Elliott Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below); provided, further, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the Elliott Parties and their Affiliates shall be permitted to vote in accordance with any such recommendation.

(c) Standstill. During the Cooperation Period, each Elliott Party will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with the Elliott Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:

(i) acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Elliott Parties (together with their Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 9.9%, of the Common Stock outstanding at such time;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of stockholders of the Company; provided that nothing in this Agreement will prevent the Elliott Parties or their Affiliates from taking actions in furtherance of identifying any Replacement New Director pursuant to Section 1(c), as applicable;

(iii) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records;

(iv) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of

Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi) make any public proposal with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management, or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;

(viii) form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of the Elliott Parties with respect to Voting Securities now or hereafter owned by them;

(ix) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;

(x) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security(other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the

Company and would, in the aggregate or individually, result in the Elliott Parties ceasing to have a “net long position” in the Company;

(xi) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xii) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xiii) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xiv) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal;

provided that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Directors to the Board in accordance with Section 1(a) or to issue the Press Release in accordance with Section 3) upon five (5) business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that the Elliott Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets (excluding, for the avoidance of doubt, acquisitions of raw materials, equipment or facilities in ordinary course business operations) having an aggregate value exceeding 25% of the market capitalization of the Company during the Cooperation Period or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 10% of the Common Stock (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)); and (C) the commencement of any tender or exchange offer (by any person or group other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (I) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or such Third Party, (II) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (III) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (V) providing its views privately to the Board or the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences) regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.

3. Public Announcement. Not later than 5:00 p.m. Eastern Time on July 18, 2023, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the issuance of the Press Release, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Elliott Parties and their Representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Elliott Parties and their Representatives. Neither of the Company or any of its Affiliates nor the Elliott Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

4. Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties as follows: (a) the Company has the power and authority to execute,

deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5. Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company as follows: (a) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Elliott Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound.

6. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Elliott Parties or their Affiliates (unless such portfolio operating company is acting at the direction of the Elliott Parties or any of their Affiliates to engage in conduct that is prohibited by this Agreement);

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c) the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d) the term “Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share;

(e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(f) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(g) the term “Qualified Director” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, (ii) qualifies to serve as a director of the Company under all applicable beverage alcohol licensure and regulatory requirements, and (iii) unless the Company otherwise consents, (A) is not an employee, officer, director, general partner, manager or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (B) is not a limited partner, member, or other investor (unless such investment has been disclosed to the Company) in any Elliott Party or any Affiliate of an Elliott Party, and (C) does not have any agreement, arrangement, or understanding, written or oral, with any Elliott Party or any Affiliate of an Elliott Party regarding such person’s service as a director of the Company;

(h) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(i) the term “SEC” means the U.S. Securities and Exchange Commission;

(j) the term “Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(k) the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as pertains to any obligations of the Elliott Parties or any Restricted Persons hereunder (including under Section 2(c)), “Voting Securities”

will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

7. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

Constellation Brands, Inc.
207 High Point Drive, Building 100
Victor, New York 14564
Attention:	Garth Hankinson, Chief Financial Officer
James Bourdeau, Chief Legal Officer
Email:	garth.hankinson@cbrands.com
jim.bourdeau@cbrands.com

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Eric L. Schiele, P.C.
David M. Klein, P.C.
Shaun J. Mathew, P.C.
Email:	eric.schiele@kirkland.com
dklein@kirkland.com
shaun.mathew@kirkland.com

if to the Elliott Parties:

Elliott Associates, L.P.
Elliott International, L.P.
c/o Elliott Investment Management L.P.
360 S. Rosemary Avenue, 18th Floor
West Palm Beach, Florida 33401
Attention:	Michael Goldberg
Marc Steinberg
Scott Grinsell
Email:	mgoldberg@elliottmgmt.com
msteinberg@elliottmgmt.com
sgrinsell@elliottmgmt.com

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:	Steve Wolosky
Kenneth Mantel
Email:	swolosky@olshanlaw.com
kmantel@olshanlaw.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

9. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Elliott Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) The Company and each Elliott Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in

Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(c) Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10. Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 6 to 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

14. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Understanding; Amendment. This Agreement, the Confidentiality Agreement, dated of June 2, 2023, entered into by and between the Company and Elliott Investment Management L.P., a Delaware limited partnership, and the Information Sharing Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Information Sharing Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.

16. Interpretation and Construction. The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.

Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

* * * *

[Signature Page to Cooperation Agreement]

CONSTELLATION BRANDS, INC.

By:	/s/ Garth Hankinson
Name:	Garth Hankinson
Title:	EVP, Chief Financial Officer

[Signature Page to Cooperation Agreement]

Exhibit A

Form of Press Release

CONSTELLATION BRANDS ANNOUNCES GOVERNANCE ENHANCEMENTS, ELECTS TWO NEW INDEPENDENT DIRECTORS

Luca Zaramella, CFO of Mondelēz International and William T. Giles, Former CFO of AutoZone to Join the Company’s Board of Directors

Constellation Enters into Cooperation and Information Sharing Agreements with Elliott Investment Management L.P.

Company to Host Investor Day This Fall

VICTOR, N.Y., July 18, 2023 – Constellation Brands, Inc. (NYSE: STZ), a leading beverage alcohol company, today announced the election of Luca Zaramella, Chief Financial Officer of Mondelēz International, and William (Bill) T. Giles, former Chief Financial Officer of AutoZone, to the company’s Board of Directors effective July 18, 2023 following the conclusion of the company’s 2023 Annual Meeting of Stockholders. Based on the preliminary results of the Annual Meeting, the 11 incumbent Directors that stood for reelection have each been reelected to the Board for a one-year term. Today’s election of Mr. Zaramella and Mr. Giles brings the size of Constellation’s Board to 13 members and comes as part of a comprehensive Board refreshment and governance enhancement process the company launched following its transition from a dual to a single class share structure last year.

As part of this process and to facilitate collaboration with Elliott Investment Management L.P. (together with its affiliates, “Elliott”), one of Constellation’s largest investors, Constellation has entered into Information Sharing and Cooperation Agreements with Elliott. Under the Information Sharing and Cooperation Agreements, Elliott has agreed to standstill, voting, confidentiality and other provisions.

“We are excited to welcome Luca and Bill, who bring strong financial expertise that we believe will greatly benefit Constellation’s Board and management team, as we focus on long-range planning, capital allocation, and financing strategies,” said Constellation Brands President and Chief Executive Officer Bill Newlands. “We appreciate the perspective provided by our counterparts at Elliott, who have provided valuable input as we continue to take steps to enhance value to the company’s shareholders and other stakeholders.”

“After several months of constructive discussions with Constellation, we are pleased to have collaborated with CEO Bill Newlands and the Company on these governance enhancements, which build on the positive changes Constellation has already made,” said Elliott Senior Portfolio Manager Marc Steinberg and Portfolio Manager Michael Goldberg. “We are among Constellation’s largest investors because we believe the company’s meaningful growth potential, powered by its premier Mexican beer portfolio, is not currently reflected in the company’s stock price, and represents a significant amount of value that can be created from here. We believe that Bill and his team are the right leaders with the right strategy to deliver that value to shareholders through strong commercial execution and focused capital allocation.”

Constellation also will host an investor day later this year to provide an update on the strategic initiatives and outlook of the company and its Beer and Wine & Spirits Businesses. The event will include presentations and Q&A sessions with members of Constellation’s leadership team. In-person attendance for financial analysts and institutional investors will be by invitation only due to limited capacity, but presentation materials and a live webcast of the event, as well as replay of the webcast following the event, will be made available through the company’s Investor Relations website (ir.cbrands.com). The specific date, time, and location for the event will be announced at a later date.

ABOUT LUCA ZARAMELLA

Luca Zaramella has served as Executive Vice President, Chief Financial Officer of Mondelēz International (Nasdaq: MDLZ) (“Mondelēz”), a global snacking leader, since August 2018. In this role, he is responsible for the oversight of the company’s global Finance, Information and Technology Solutions and shared service functions. He previously served as Senior Vice President Corporate Finance, CFO Commercial, and Treasurer from June 2016 to July 2018, as Interim Lead Finance North America from April 2017 to November 2017, as Senior Vice President and Corporate Controller from December 2014 to August 2016, and as Senior Vice President, Finance of Mondelēz Europe from October 2011 to November 2014. He joined Mondelēz in 1996.

As a current chief financial officer, Mr. Zaramella brings to the Board his expertise in global finance, information and technology solutions, mergers and acquisitions, and shared service functions.

ABOUT WILLIAM T. GILES

William T. Giles served as Chief Financial Officer and Executive Vice President – Finance, Information Technology and Store Development, Customer Satisfaction for AutoZone, Inc. (NYSE: AZO) (“AutoZone”), the leading retailer and distributor of automotive replacement parts and accessories in the Americas, from 2007 to December 2020. Mr. Giles joined AutoZone in 2006 as Chief Financial Officer and Executive Vice President Finance. From 1991 to May 2006, he held several positions with Linens ‘n Things, Inc., a retailer of home textiles, housewares, and decorative home accessories, most recently as Executive Vice President and Chief Financial Officer. Prior to 1991, Mr. Giles was with Melville, Inc. and PricewaterhouseCoopers.

Mr. Giles serves on the board of directors for Brinker International (NYSE: EAT) and Floor and Decor Holdings, Inc (NYSE: FND). In addition, Mr. Giles is a member of the American Certified Public Accountants and the New York State Society of CPAs.

Mr. Giles brings to the Board more than three decades of financial proficiency and business leadership in retail products and skills as chief financial officer of a public company. He also provides insights into strategic, risk management, governance, and financial issues facing public companies in retail products.

ABOUT CONSTELLATION BRANDS Constellation Brands (NYSE: STZ) is a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Our mission is to build brands that people love because we believe elevating human connections is Worth Reaching For. It’s worth our dedication, hard work, and calculated risks to anticipate market trends and deliver more for our consumers, shareholders, employees, and industry. This dedication is what has driven us to become one of the fastest-growing, large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Every day, people reach for our high-end, iconic imported beer brands such as those in the Corona brand family like the flagship Corona Extra, Modelo Especial and the flavorful lineup of Modelo Cheladas, Pacifico, and Victoria; our fine wine and craft spirits brands including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey; and our premium wine brands such as Kim Crawford and Meiomi.

As an agriculture-based company, we have a long history of operating sustainably and responsibly. Our ESG strategy is embedded into our business and our work focuses on serving as good stewards of the environment, enhancing social equity within our industry and communities, and promoting responsible beverage alcohol consumption. These commitments ground our aspirations beyond driving the bottom line as we work to create a future that is truly Worth Reaching For.

To learn more, visit www.cbrands.com and follow us on Twitter, Instagram, and LinkedIn.

FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future prospects, plans, and objectives of management and Constellation’s Board of Directors, the final result of the Company’s 2023 Annual Meeting of Stockholders, anticipated benefits of the agreements with Elliott, steps designed to enhance shareholder value, and the Company’s planned investor day, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur.

The forward-looking statements are based on management’s current expectations and should not be construed in any manner as a guarantee that such results will in fact occur. All forward-looking statements speak only as of the date of this news release and Constellation does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

In addition to risks and uncertainties associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including the accuracy of all projections and other factors and uncertainties disclosed from time-to-time in Constellation Brands’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2023 and its Quarterly Report on Form 10-Q for the

fiscal quarter ended May 31, 2023, which could cause actual future performance to differ from current expectations.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Amy Martin 585-678-7141 / amy.martin@cbrands.com	Joseph Suarez 773-551-4397 / joseph.suarez@cbrands.com Snehal Shah 847-385-4940 / snehal.shah@cbrands.com David Paccapaniccia 585-282-7227 / david.paccapaniccia@cbrands.com